Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Medicis Pharmaceutical Corporation 401(K) Plan and to the incorporation by reference therein of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Medicis Pharmaceutical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Medicis Pharmaceutical Corporation, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Phoenix, Arizona
November 26, 2007

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